EXHIBIT 10.3

Kok Keng Low’s Employment Contract

EMPLOYMENT CONTRACT

The Employment Contract (hereinafter referred to as the “Agreement”)
is made on September 28, 2006.

BETWEEN:

ASIA PAYMENT SYSTEMS, INC, a corporation incorporated under the laws of the State of Nevada, U.S.A. which is a fully reporting company registered with the United States Securities and Exchange Commission and trades on the NASD OTCBB under the symbol APYM and having a registered office address at 711 South Carson Street, Suite 4, Carson City, Nevada 89701, USA and a principal office located at 39th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong, SAR China (hereinafter referred to as “Asia Payments”)

AND:

Low Kok Keng, a Malaysian citizen holding a Malaysian Identity Card No: 590226-10-6637 and residing at 35, Jalan USJ 5/4, 47610 Subang UEP, Selangor, Malaysia (hereinafter referred to as “KK Low”).

WHEREAS

a)	Asia Payments is in the payments and loyalty rewards related businesses which includes Processing Business, Cards Business and Prepaid Business and wishes to expand its business to include the provision of payments and loyalty rewards related software, consultancy, technical and management services to operators of payments and loyalty rewards card in the Asian countries (hereinafter collectively referred to as the “Business”).

b)	KK Low is acknowledged as a leading IT expert in the Business.

c)

Asia Payments wishes to formalize its agreement with KK Low for his provision of services to Asia Payments by engaging his service as its Executive Vice President-Chief Technology Officer and Head of Processing Business, and KK Low has agreed to be engaged by Asia Payments upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises, terms and conditions herein contained, the parties agree as follows:

EMPLOYMENT

Asia Payments agrees to employ KK Low as its Executive Vice President-Chief Executive Officer and Head of Processing Business, and KK Low agrees to be employed in this capacity, upon the terms and conditions hereinafter set forth.

TERM

This Agreement shall commence on the date of the agreement as referenced above (hereinafter referred to as the “Commencement Date”) and shall terminate as of the earlier of:

a)

Five (5) years from the Commencement Date (hereinafter referred to as the “Initial Agreement”) unless either KK Low or Asia Payments notifies the other that he or it elects to enter negotiations for a further agreement of an additional five (5) years (hereinafter referred to as “Renewal Agreement”), such Renewal Agreement to be concluded at least one hundred and eighty (180) days before the end of the Initial Agreement hereof; or

b)	the death of KK Low; or

c)	election of either party to terminate the employment of KK Low with Asia Payments pursuant to the respectively rights as contained in subsection 6(a) or subsection 6(b) hereof.

The Exercise of the right of Asia Payments or KK Low to terminate this Agreement pursuant to subsections 6(a) or 6(b) hereof shall not abrogate the rights and remedies of the terminating party in respect of the breach given rise to such termination.

JOB TITLE AND DUTIES

At all time during the term of this Agreement, KK Low shall:

a)

be designated by Asia Payments with the title “Executive Vice President-Chief Executive Office & Head of Processing Business”, unless in the reasonable judgment of the Board of Directors of Asia Payments (hereinafter referred to as the “Board”) in the best interest of Asia Payments, such title may be changed by Asia Payments, provided however that the new title shall continue to reflect the position of KK Low as the Chief Technology Office and Head of Processing Business of Asia Payments.

b)	have duties and responsibilities commensurate with his title and position in Asia Payments.

c)

perform and discharge well and faithfully the duties which may be assigned to him from time to time by Asia Payments and/or its President & Chief Executive Officer in connection with the conduct of the Business, such duties shall include:

	(i)	the formulation and development of the payments and loyalty rewards related technology required by Asia Payments and its subsidiaries and related companies to conduct the Business;

(ii)	presiding at all corporate meetings but shall be entitled to delegate such duty to his subordinate(s) should he not be available due to business reason or on leave;

(iii)	the general supervision of Asia Payments’ subsidiaries which conduct Asia Payments’ Processing Business;

(iv)	set out the duties of subordinate officers

(v)	identifying new business opportunities related to the Processing Business across the Asia Pacific Region and elsewhere;

(vi)	developing and updating from time to time the strategic plan and annual business plans for Asia Payments’ Processing Business as well as the IT plans for Asia Payments;

(vii)

executing the IT plans of Asia Payments and the strategic plan and annual business plans of Asia Payments’ Processing Business as approved by the Board of Asia Payments and/or the Board of Asia Payments’ subsidiaries which conduct the Processing Business.

d)	be given the co-signing authority on the bank accounts of Asia Payments’ subsidiaries which conduct the Processing Business as may be directed by the Board;

e)

be appointed as a Director of Asia Payments and he shall be entitled to receive compensation and/or benefits and/or stock options in an amount and quantity not less than and on similar terms as other Directors of Asia Payments, consistent with Asia Payments’ Stock Option Plans and policies and SEC and NASD guidelines.

f)

be appointed as a director of Asia Payments’ subsidiaries and related companies that conduct the Processing Business and any subsidiary and/or related company of Asia Payments as and when required by Asia Payments and KK Low May may, subject to the approval of the Board, receive and keep for his own account compensation and/or benefits from any such subsidiary and/or related company. It is hereby acknowledged by Asia Payments that KK Low is currently the Managing Director of Cardtrend Systems Sdn. Bhd. (“Cardtrend”) and that he is receiving and/or will receive compensation and/or benefits from Cardtrend. Asia Payments further acknowledges and agrees that KK Low will continue to be the Managing Director of Cardtrend and the compensation and/or benefits received and/or to be received by KK Low from Cardtrend shall be deemed part of the compensation and/or benefits as stipulated in subsection 4 hereof.

4)	COMPENSATION, BENEFITS AND EXPENSES

For the services rendered by KK Low under this agreement:

a)

Asia Payments shall pay KK Low a base salary of Hong Kong Dollars Seventy Five Thousand (HK$75,000) or an equivalent in United States Dollars (US$) per month. Such salary shall be reviewed and adjusted upwards annually, on the anniversary date of his employment with Asia Payments during the term of this Initial Agreement with a view to bring his salary in line with the salary scale of a chief technology officer of a multinational mono-line payment card company or a head of a business unit of a multinational payments company by the second anniversary date of his employment with Asia Payments, taking into considerations the revenues and earnings of Asia Payments, the skills and experience required of the incumbent for the position and the performance of KK Low as reviewed and judged reasonably by the Board. When making payment of such salary to KK Low, Asia Payments shall be entitled to deduct the amount of cash compensation received by KK Low from Cardtrend and the subsidiaries and/or related companies of Asia Payments as mentioned in subsection 3(f) above.

b)	Profit Share

KK Low shall be entitled to an annual profit share payable by Asia Payments within thirty (30) days after the completion of Asia Payments’ annual audited financial statements for each fiscal year, as follows:

(i)

One and a half (1.5) percent of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) and before stock based compensation attained by Asia Payments and its subsidiaries and related companies or

(ii)

such other formula as may be agreed between the parties from time to time, and such profit sharing may be paid to KK Low in cash or in the equivalent value of unrestricted common shares of Asia Payments at the time of payment.

c)	Stock Option

(i)

During the term of the Initial Agreement, KK Low will be eligible to participate and be entitled to receive stock options to purchase One Million Eight Hundred and Fifty Thousand (1,850,000) common shares of Asia Payments at an option price of United State Dollars Thirteen cents only (US$0.13) per share, such share options which are subject to rules and regulation applicable to the employees of Asia Payments, shall be vested to KK Low at an amount of Seventy Five Thousand (75,000) shares at the end of every quarter from the Commencement Date until the expiration of the Initial Agreement, with an additional 350,000 options at the expiration of the Initial Agreement.

(ii) During the term of the Initial Agreement, KK Low will also be entitled to any stock options as may be authorized from time to time by the Board.

d)	Benefits

KK Low will be eligible and entitled to the employment benefits as follows:

(i)	Holidays and Annual Vacation Leave

KK Low shall be entitled to all public holidays in the country/territories he is located at the time, in addition, to annual vacation leave which shall accrue on a pro rata basis during the term of this Agreement at the rate of twenty eight (28) working days per annum which vacation and/or personal day(s) shall be taken by him at such time or times as are consistent with the needs of the business of Asia Payments and such vacation leave accrued but not taken by KK Low due to the needs of the business of Asia Payments shall be carried forward until the termination of this Agreement.

(ii)	Health Insurance

KK Low shall be entitled to be enrolled in a corporate health insurance program which may be implemented by Asia Payments or one of its affiliates. The enrolment will be as executive status and will entitle KK Low to the same coverage as provided to the other key executives of Asia Payments.

(iii)	Indemnification

KK Low shall be indemnified by Asia Payments to the fullest extend provided under the indemnification provisions of the By-laws and/or Certificate of Incorporation presently in existence, or, to the extend that the scope of such indemnification is greater, under any amendments to the By-laws and/or Certificate of Incorporation to the extend that Asia Payments obtains indemnification insurance for its officers and/or directors, such insurance also cover KK Low to the same extend.

(iv)	Other Benefits

KK Low will be eligible for such other employment and executive benefits as may be offered by Asia Payments from time to time.

e)	Business Expenses

Asia Payments will reimburse KK Low for all reasonable expenses properly incurred by KK Low in the performance of his duties under this Agreement, upon presentation of properly itemised charges, receipts and/or similar documentation, and otherwise in accordance with policies established from time to time by the Board. The parties acknowledge that KK Low may be required to travel extensively in connection with the performance of these duties under this Agreement and in this regard, KK Low will be entitled to economy class or business class (with the prior approval of the President & Chief Executive Officer of Asia Payments) air travel.

5)	WORK LOCATION & RELOCATION

i)

During the term of this Agreement, KK Low shall be based in Hong Kong and Kuala Lumpur to perform his obligation under this Agreement, unless otherwise determined and agreed by both parties from time to time depending on the needs of the Business.  Asia Payments shall pay for KK Low’s hotel accommodation costs reasonably incurred by him while he is discharging his duties from Hong Kong. In the event of KK Low relocating to a work place outside of Hong Kong and Kuala Lumpur, Asia Payments shall pay all of the costs and expenses of KK Low and his immediate family members connected with such relocation, including reasonable moving and travel expenses and reasonable dwelling costs and education costs (for children under eighteen (18) years of age) during the entire period in such relocated work place. KK Low and his immediate family members shall be entitled to an economy class round trip return air-travel from the relocated work place to Kuala Lumpur, once a year from the time of such relocation for taking his home leave. In addition, if KK Low is relocated outside of Hong Kong and Kuala Lumpur, Asia Payments will furnish KK Low, without cost to him and during the entire period in such relocated work place, a company owned or leased automobile of the make and model befitting his position and status in the business community in such work place.

ii)

In the event of termination of KK Low’s employment due to whatever reason while he his performing his obligations under this Agreement: (a) in Hong Kong, Asia Payments will pay for his airfare returning to Kuala Lumpur; or (b) in location outside of Hong Kong or Kuala Lumpur, Asia Payments will pay all of the costs and expenses of KK Low and his immediate family members connected with their returning to Kuala Lumpur, including moving and travel expenses and reasonable temporary dwelling costs (for a period not exceeding 60 days).

6)	TERMINATION, SEVERANCE PAYMENT AND LIQUIDATED DAMAGES

	a)	Elect To Terminate Employment By KK Low

Upon the occurrence of the material breach of this Agreement by Asia Payments and such breach continues for at least thirty (30) days following written notification by KK Low, KK Low shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach, four (4) calendar months after the event giving rise to said right to elect.

	b)	Elect To Terminate Employment By Asia Payments (Termination For Cause)

Upon the occurrence of any of the following events during the period of KK Low’s employment under this Agreement:

(i)	KK Low has been convicted of a felony; or

(ii)	material breach of this Agreement by KK Low and such breach continues for at least thirty (30) days following written notification by Asia Payments; or

(iii)	the Board has determined that KK Low’s employment with Asia Payments may be terminated with “cause” as defined hereunder,

Asia Payments shall have the right to elect to terminate KK Low’s employment under this Agreement by giving seven (7) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach four (4) calendar months after the event giving rise to said right to elect.

For the purpose of the provision of subsection 6(b)(iii) hereof, termination of KK Low’s employment with Asia Payments under this Agreement, by Asia Payments for “cause” shall mean KK Low’s termination by action of the Board arising from their findings with evidence on KK Low’s dishonesty and/or willful misconduct.

     c)     Severance Payment

(i)

In the event of termination of KK Low’s employment under this Agreement, which termination was either elected by KK Low pursuant to subsection 6(a) hereof or actioned by the Board without “cause” as defined in the last paragraph of subsection 6(b) hereof, Asia Payments will:

(A)

pay KK Low a severance payment, within thirty (30) days from the date of such termination, equal to the product of KK Low’s monthly base salary at the time of such termination, multiplied by the remaining months for KK Low to provide his services to Asia Payments under this Agreement as if such termination had not occurred plus a reasonable amount of ex-gratia payment as determined by the Board for KK Low’s loss of office and his past length and performance of services rendered, such amount, however, shall not be less than Hong Kong Dollars One Million (HK$1,000,000);

(B)

take all necessary actions to ensure that all share options which KK Low is entitled to pursuant to subsection 4(c) above and which would have been vested to KK Low if such termination had not occurred, will become fully vested within thirty (30) days from the date of such termination.

(ii)

In the event of termination of KK Low’s employment with Asia Payments under this Agreement, which termination was elected by Asia Payments pursuant to subsection 6(b) hereof (Termination for Cause), KK Low will be entitled to a severance payment, within thirty (30) days from the date of such termination, of a reasonable amount of ex-gratia payment as determined by the Board for KK Low’s loss of office and his past length and performance of services rendered.

d)	Liquidated Damages

In the event of termination of KK Low’s employment, which termination was elected by KK Low not under any provision of this Agreement, Asia Pay shall be entitled to seek liquidated damages from KK Low. However, the parties hereto acknowledge that the damages that may be suffered by Asia Payments from such termination of KK Low’s employment with Asia Payments, is not ascertainable. Accordingly, the liquidated damages, if it is sought by Asia Payments, shall be an amount equal to the costs reasonably incurred by Asia Payments in recruiting a person to replace KK Low, subject to no more than Hong Kong Dollar Three Hundred and Seventy Five Thousand (HKD 375,000). KK Low shall pay Asia Payments such amount within thirty (30) days from the date of presentment of such bills by Asia Payments.

e)

Neither party shall be obligated to mitigate any damages arising from the early termination of this Agreement pursuant to subsection 6(a) or subsection 6(b) or arising from the election by KK Low not under any provision of this Agreement, as the case may be.  The severance payment provided for under subsection 6(c)(i) or subsection 6(c)(ii) above shall not reduce any amount of money that may be owed by Asia Payments to KK Low or due to him. The liquidated damages provided for under subsection 6(d) above shall not reduce any amount of money that may be owed by KK Low to Asia Payments or due to Asia Payments.

7)	EXTENT OF SERVICE

a)

KK Low shall devote his full time and attention to, and extent his best efforts in the performance of his duties under this Agreement, so as to promote the Business of Asia Payments and Asia Payments’ subsidiaries, associated companies and affiliates.

	b)	Both parties acknowledge and agree that subsection 7(a) above shall not be construed as preventing KK Low from the following activities of KK Low:

KK Low, being an individual businessman, has made prior to the Commencement Date and may make after the Commencement Date, investments with his personal assets in businesses which do not compete with the Business of Asia Payments and that he is and may continue to be or may become a non-executive director of those companies which conduct such non-competing businesses.

KK Low being an individual investor, has purchased prior to the Commencement Date and may continue to purchase after the Commencement Date, securities in any corporation whose securities are regularly traded in any stock exchanges in the world PROVIDED THAT such purchase shall not result in his collectively owning beneficially at any time, five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Asia Payments’

KK Low, being a leading IT expert in the payment and loyalty related businesses, has participated prior to the Commencement Date and may continue to participate after the Commencement Date, in conferences, seminars and the likes in which, he may be delivering articles, papers or materials which may or may not belong to him relating to the payment and loyalty business and/or industry PROVIDED THAT such disclosure of information and knowledge relating to the payment and loyalty related business are made in a general manner and that it may be for the purpose of promoting Asia Payments and/or Asia Payments’ Business.

8)	CONFIDENTIAL INFORMATION

KK Low shall not, directly or indirectly, or at any time during the term of this Agreement hereunder or thereafter and without regard to when or for what reason, if any, use or permit the use of other information of or relating to Asia Payments or any subsidiary or affiliate which is not in the public domain and shall not divulge such trade secrets, customers’ lists, and information to any person, firm, or corporation whatsoever except as may be required by any applicable law or determination of any duly constituted administration agency. For the avoidance of doubt, this Clause shall not be applicable to the disclosure of any information relating to Asia Payments or its subsidiaries or affiliates by KK Low or Asia Payments’ officer authorised by him, to any third party during any business negotiations or discussions or delivering speeches in any conference or seminar as referred to in subsection 7(b)(iii) above.

9)	NON-COMPETE

In consideration of KK Low’s promises of (a) not to compete, directly or indirectly, with Asia Payments either (i) by the establishment of a new company engaged in the same business as Asia Payments or (ii) to actively seek employment with other companies who directly compete with Asia Payments; and/or (b) not to recruit any employee of Asia Payments to work either (i) for a new company established to engage in the same business as Asia Payments or (ii) with other companies who directly compete with Asia Payments, for a period of one (1) year from the date of termination of his employment with Asia Payments (hereinafter referred to as the “Restrain Period”), Asia Payments shall pay to KK Low a sum of Hong Kong Dollar Nine Hundred Thousand (HK$900,000) or the equivalent in United States Dollars in two equal installments, first installment being made on the date of termination of his employment and the second installment to be made on the expiration of the Restrain Period.

10)	INTELLECTUAL PROPERTY

Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by KK Low alone or with others relating to the Business of Asia Payments or any of its subsidiaries or affiliates during the contract period and whether or not patentable or registerable, shall become the sole and exclusive property of Asia Payments. KK Low shall disclose the same promptly and completely to Asia Payments and shall, during the employment period (I) execute all documents required by Asia Payments for vesting in Asia Payments the entire right, title and interest in and to same, (ii) execute all documents required by Asia Payments for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights as Asia Payments, in its sole discretion, any desire to prosecute, and (iii) given Asia Payments all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect Asia Payments’ right therein and thereto.

11)	ASSIGNMENT

This Agreement and any rights (including KK Low’s Compensation) hereunder shall not be assigned, pledged or transferred in any way by either party hereto except that Asia Payments shall have, with KK Low’s consent, the right to assign its rights hereunder to any third party successor in interest of Asia Payments whether by merger, consolidation, purchase of assets or stock or otherwise. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits contrary to the foregoing provisions shall be null and void.

12)	NOTICES

All notices, request, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent by facsimile, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid to, the application party and addressed as follows:

(i)	if to the ASIA PAYMENTS: Asia Payment Systems, Inc.
39th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
Facsimile: 852-2110-9983

(ii)	if to KK Low:	35, Jalan USJ 5/4,
Subang UEP 47610,
Selangor, Malaysia

13)	SEVERABILITY

If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

14)	WAIVER

No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any right, power or remedy.

15)	ENTIRE AGREEMENT/GOVERNING LAW

This Agreement embodies the entire understanding and supersedes all other oral or written contracts or understandings, between the parties regarding the subject matter hereof. No change, alteration, or modification hereof may be made except in writing signed by both parties hereto, This Agreement shall be construed and governed in all respect and shall at all times be determined in accordance with the laws of the State Of Nevada, USA..

16)	HEADINGS

The headings of Paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement consisting of eleven (11) pages, on this 28th day of September, 2006.

For And On-half of	For And On-behalf of
Low Kok Keng	Asia Payment Systems, Inc.

LOW KOK KENG	KING K. NG
By : Low Kok Keng	By: King K. Ng
Malaysia I/C No.:	Director, President &
590226-10-6637	Chief executive Officer

Witnessed By:	Witnessed By:

NG CHEE KEONG	LOKE KOK YUN
Name: Ng Chee Keong	Name: Loke Kok Yun